Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PostRock Energy Corporation (“PostRock”) of our report dated March 3, 2011 with respect to consolidated balance sheet of PostRock as of December 31, 2010 and the consolidated balance sheet of its Predecessor (as defined in Note 1 to the consolidated financial statements) as of December 31, 2009, and the related consolidated statements of operations, cash flows and equity of PostRock for the period from March 6, 2010 to December 31, 2010 and of the Predecessor for the period from January 1, 2010 to March 5, 2010 and the years ended December 31, 2009 and 2008.
/s/ UHY LLP
Houston, Texas
June 17, 2011